Exhibit (a)(1)(C)

COMPANY REPURCHASE ELECTION

TO: APRIA HEALTHCARE GROUP INC.

U.S. BANK NATIONAL ASSOCIATION

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Apria Healthcare Group Inc. (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued Interest to, but excluding, the Company Repurchase Date, to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Company as of the Company Repurchase Date pursuant to the terms and conditions specified in the Indenture. If the Company elects to pay the Company Repurchase Price, in whole or in part, in shares of Common Stock but such portion of the Company Repurchase Price shall ultimately be paid to such holder entirely in cash because any of the conditions to payment of the Company Repurchase Price in shares of Common Stock is not satisfied prior to the close of business on the Business Day immediately preceding the Company Repurchase Date, the undersigned registered owner elects:

☐	to withdraw this Company Repurchase Election as to $ principal amount of the notes to which this Company Repurchase Election relates (Certificate Numbers: ), or

☐	to receive cash in respect of $ principal amount of the Notes to which this Company Repurchase Election relates.

Dated:

Signature(s)